UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	December 23, 2013
(Date of earliest event reported)	December 19, 2013

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01		Other Events

On December 19, 2013, the Kansas Corporation Commission (KCC) approved a settlement agreement between ONEOK, Inc. (ONEOK), the staff of the KCC, and the Citizens’ Utility Ratepayer Board for the ONE Gas, Inc. (ONE Gas) separation from ONEOK. Among other things, the terms of the settlement agreement include the following:

•Kansas Gas Service shall not change its base rates prior to January 1, 2017. The time limitation on filing a general rate case to change base rates does not preclude Kansas Gas Service from changing rates or tariffs to recover appropriate costs under its current approved riders and tariffs, including its Cost of Gas Rider, Annual Cost Adjustment, Weather-Normalization Adjustments, Ad Valorem Tax Surcharge and Gas System Reliability Surcharge tariffs;
•Kansas Gas Service will expense certain costs associated with ONEOK’s acquisition of Kansas Gas Service in 1997 that previously have been recorded as a regulatory asset and are being amortized and recovered in rates over a 40-year period. As such, we expect to record a noncash charge to income of approximately $10.2 million before taxes in the fourth quarter 2013;
•The level of pension and postretirement benefit costs used to calculate Kansas Gas Service’s Pension and Other Postretirement Benefit trackers shall be adjusted to $13.6 million from $16.6 million with a corresponding reduction to revenues; and
•ONEOK agrees to make a one-time contribution to 501(c)(3) organizations of $1.2 million to provide financial assistance for weatherization of housing for low income natural gas customers of Kansas Gas Service.

The agreement authorizes the transfer of ONEOK’s existing Kansas natural gas distribution assets, certificates of convenience and necessity, franchises and tariffs to ONE Gas conditioned upon the completion of the separation. Completion of the separation is subject to certain conditions, including final approval from the ONEOK Board of Directors.

The news release announcing the KCC’s approval of the settlement agreement is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01		Financial Statements and Exhibits

	(d)	Exhibits

Exhibit Number	Description

99.1		News release issued by ONEOK, Inc. dated December 19, 2013.

SIGNATURE

Pursuant to the requirements of Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	December 23, 2013	By:	/s/ Derek S. Reiners
Derek S. Reiners Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	News release issued by ONEOK, Inc. dated December 19, 2013.

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